Exhibit 99.2

       ALBANY INTERNATIONAL CORRECTS NUMBER OF SHARES REPORTED OUTSTANDING

Albany, New York, November 2, 2004 - In its November 1 news release announcing the purchase of 500,000 shares of Class A Common Stock, Albany International Corp. (NYSE/PSE/FWB:AIN) incorrectly reported that 31,721,629 shares of Common Stock remained outstanding after such purchase. The release should have stated that 31,262,213 such shares remained outstanding after such purchase. All other information in the November 1 announcement was correct.

Albany International is the world's largest producer of paper machine clothing and high-performance doors with manufacturing plants strategically located to serve its customers throughout the world. Additional information about the Company and its businesses and products is available at www.albint.com.